AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

Pursuant to mutual agreement as permitted under Part Five: RENEWAL AND TERMINATION, the Administrative Services Agreement dated March 20, 1995, between AXP Growth Fund and American Express Financial Corporation, is amended this 9th day of March 1999 as follows:

Part Two: Compensation For Services

The table setting forth asset charges in Part Two, item (1), is amended to read as follows:

  Assets                                     Annual rate at
(billions)                                  each asset level
----------                                  ----------------
First    $1.0                                   0.050%
Next      1.0                                   0.045
Next      1.0                                   0.040
Next      3.0                                   0.035
Next      6.0                                   0.030
Next     12.0                                   0.025
Over     24.0                                   0.020


AXP Growth Fund                           American Express Financial Corporation



/s/ Leslie L. Ogg                            /s/ Pamela J. Moret
    Leslie L. Ogg, Vice President                Pamela J. Moret, Vice President